Exhibit 99.1

LONE STAR BREWERY DEVELOPMENT, INC.

FINANCIAL STATEMENTS

For the period from June 28, 2017 (date of acquisition) through December 31, 2017

F-1

 Independent Auditors’ Report

To the Stockholder

Lone Star Brewery Development, Inc.

We have audited the accompanying financial statements of Lone Star Brewery Development, Inc. (the “Company”), which comprise the balance sheet as of December 31, 2017, and the related statements of operations, changes in stockholder’s deficiency, and cash flows for the period from June 28, 2017 (date of acquisition) through December 31, 2017, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lone Star Brewery Development, Inc. as of December 31, 2017, and the results of its operations and its cash flows for the period June 29, 2017 (date of acquisition) through December 31, 2017 in accordance with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company has an accumulated deficit and a deficiency in working capital as of December 31, 2017, and has incurred losses from operations during the period from June 28, 2017 (date of acquisition) to December 31, 2017. Management’s evaluation of the events and conditions and management’s plans regarding those matters also are described in Note A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

/s/ Mazars USA LLP

New York, NY

April 2, 2018

F-2

LONE STAR BREWERY DEVELOPMENT, INC.

BALANCE SHEET

(In thousands, except share data)

December 31, 2017
ASSETS
Current assets:
Cash	$3
Total current assets	3

Property and equipment:
Building	1,874
Land	16,631
Total property and equipment	18,505
Total assets	$18,508

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current liabilities:
Notes payable	$23,132
Accounts payable	308
Accrued interest expense	3,071
Real estate taxes payable	374
Dividend payable	209
Other	250
Total current liabilities	27,344

Commitments and contingencies (See Note G)

Stockholder’s deficiency:
Common stock, par value $0.01 per share, 10,000 shares authorized, 1,000 shares issued and outstanding at December 31, 2017	-
Series A Preferred stock, par value $0.0001 per share, 1,427 shares issued and outstanding at December 31, 2017	-
Additional paid in capital	3,498
Accumulated deficit	(12,334)
Total stockholder’s deficiency	(8,836)
Total liabilities and stockholder’s deficiency	$18,508

The accompanying notes are an integral part of this financial statement.

F-3

LONE STAR BREWERY DEVELOPMENT, INC.

STATEMENT OF OPERATIONS

(In thousands)

For the period from June 28, 2017 (date of acquisition) through December 31, 2017

Revenue	$-

Expenses
Interest	1,810
Real estate taxes	374
Development cost	224
General and administrative expenses	605
Total expenses	3,013
Net loss	$(3,013)

The accompanying notes are an integral part of this financial statement.

F-4

LONE STAR BREWERY DEVELOPMENT, INC.

STATEMENT OF CHANGES IN STOCKHOLDER’S DEFICIENCY

(In thousands, expect share data)

			Series A		Additional		Total
	Common Stock		Preferred Stock		Paid-in	Accumulated	Stockholder’s
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balance, June 28, 2017 (date of acquisition)	1,000	$-	-	$-	$420	$(9,321)	$(8,901)
Dividends declared	-	-	-	-	(209)	-	(209)
Dividends paid to prior owner	-	-	-	-	(707)	-	(707)
Preferred stock issuances	-	-	1,427	-	3,994	-	3,994
Net loss	-	-	-	-	-	(3,013)	(3,013)

Balance, December 31, 2017	1,000	$-	1,427	$-	$3,498	$(12,334)	$(8,836)

The accompanying notes are an integral part of this financial statement.

F-5

LONE STAR BREWERY DEVELOPMENT, INC.

STATEMENT OF CASH FLOWS

(In thousands)

For the period from June 28, 2017 (date of acquisition) through December 31, 2017

Cash flows from operating activities:
Net loss	$(3,013)
Loss contingency	250
Adjustments to reconcile net loss resulting from operations to net cash used in operating activities:
Paid-in-kind interest	539
Changes in operating liabilities:
Accounts payable	152
Accrued interest	(1,115)
Real estate taxes payable	(97)
Net cash used in operating activities	(3,284)

Cash flows from financing activities:
Dividends paid to prior owner	(707)
Proceeds from issuance of preferred stock	3,994
Net cash provided by financing activities	3,287

Net increase in cash	3
Cash, beginning of period	-
Cash, end of period	$3

Supplemental disclosures of cash flow information
Cash paid for interest expense	$2,387

The accompanying notes are an integral part of this financial statement.

F-6

LONE STAR BREWERY DEVELOPMENT, INC.

NOTES TO FINANCIAL STATEMENTS

(dollars In thousands)

NOTE A - ORGANIZATION, BASIS OF PRESENTATION AND GOING CONCERN

Lone Star Brewery Development, Inc. (“Lone Star” or the “Company”) was incorporated on January 23, 2015. Lone Star is being redeveloped into a mixed-use property featuring food, shopping, entertainment, working and living. As of June 28, 2017, 1,000 shares of Common stock were outstanding held by the prior equity owner Mark Smith (“Predecessor”). The Company was acquired by Parkview Capital Credit, Inc. (“Parkview”) on June 28, 2017 (date of acquisition). Parkview issued 200,000 shares of their common stock and paid cash of $707 to the Predecessor in exchange for 100% of equity ownership of the Company.

The accompanying financial statements have been prepared on the accrual basis of accounting in conformity with U.S. generally accepted accounting principles (“GAAP”). Financial statements are presented from June 28, 2017 (date of acquisition) through December 31, 2017. The Company elected not to apply pushdown accounting. The Company’s assets and liabilities are stated at historical cost.

The Company’s financial statements are prepared using GAAP applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. As of the date of the financial statements, the Company has generated losses from operations, has an accumulated deficit and working capital deficiency. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

Since, the Company’s acquisition by Parkview, the Company has been working closely with Parkview to refinance and restructure its existing debt obligations. As more fully described in Note F and Note J, the Company completed transactions with the assistance of and capital provided by Parkview to: i) refinance its note payable with NCC Financial (“NCC”); ii) satisfy its note payable with Newell Nano Family Limited Partnership and iii) extend the due date of its note payable with Princeton Capital Corporation (“Princeton”).

With Parkview’s assistance, the Company intends on refinancing its note payable with Princeton Capital Corporation during 2018. The Company also intends to raise funds from the issuance of equity. There is no assurance that the Company will be able to refinance its notes payable or that additional funds from the issuance of equity will be available for the Company to finance its operations on acceptable terms, or at all. The obtainment of additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. The financial statements of the Company do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash

The Company considers all highly liquid financial instruments with a maturity of three months or less at the date of purchase to be cash equivalents.

Land and Building

Land and building are recognized at cost. The building will begin being depreciated once it is put into use. As of December 31, 2017, the building was not in use and therefore was not depreciated during the period from June 28, 2017 (date of acquisition) through December 31, 2017. Depreciation will be computed using the straight-line method over the estimated useful lives of respective assets (buildings are 27.5 years, improvements are 15 years). Expenses for maintenance and repairs are charged against operations when incurred.

Revenue recognition

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable, and collectability is reasonably assured.

The Company had no revenue for the period from June 28, 2017 (date of acquisition) through December 31, 2017 due to ongoing development and construction.

F-7

Dividend payable

Dividends are payable to the preferred stockholder, Parkview, at a rate of 8% cash and 4% paid-in-kind compounded each year.

Income taxes

The Company is taxed as a C corporation (“C-Corp”) and is required to pay corporate level Federal income taxes on any ordinary income.

The Company evaluates tax positions taken or expected to be taken in the course of preparing its financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions not deemed to meet the “more-likely-than-not” threshold are reversed and recorded as a tax benefit or expense in the current year. All penalties and interest associated with income taxes are included in income tax expense. Conclusions regarding tax positions are subject to review and may be adjusted at a later date based on factors including, but not limited to, on-going analyses of tax laws, regulations and interpretations thereof. All tax years are open for examination.

NOTE C – ACQUISITION

The Company was acquired by Parkview on June 28, 2017. The Company elected not to apply pushdown accounting.

The Company issued 1,427 shares of Series A preferred stock in exchange for the $3,994 cash provided by Parkview during the period from June 28, 2017 (date of acquisition) through December 31, 2017. Parkview issued 200,000 shares of their common stock to the Predecessor. In addition on June 28, 2017, of the $2,800 preferred shares subscription purchased by Parkview, approximately $707 was paid to the Predecessor.

The historical balance sheet of the Company at June 28, 2017 (date of acquisition) is as follows:

ASSETS
Building	$1,874
Land	16,631
Total assets	$18,505

LIABILITIES AND STOCKHOLDER’S DEFICIENCY
Accounts payable	$156
Accrued interest expense	4,100
Real estate taxes payable	471
Notes payable	22,679
Total liabilities	27,406
Common stock, par value $0.01 per share, 10,000 shares authorized 1,000 shares issued and outstanding at June 28, 2017	-
Additional paid in capital	420
Accumulated deficit	(9,321)
Total stockholder’s deficiency	(8,901)
Total liabilities and stockholder’s deficiency	$18,505

F-8

NOTE D – PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment as of December 31, 2017, consisted of the following:

Building	$1,874
Land	16,631
$18,505

As of December 31, 2017, the building was not in use and therefore was not depreciated. The land serves as collateral on the Company’s outstanding notes payable.

NOTE E – STOCKHOLDER’S DEFICIENCY

As of June 28, 2017, 1,000 shares of the 10,000 shares authorized common stock were outstanding held by a prior equity owner. The Company was acquired by Parkview on June 28, 2017. Parkview issued 200,000 shares of their common stock and paid cash of $707 to the Predecessor in exchange for 100% of equity ownership of the Company.

Dividend charges on outstanding Series A preferred stock were $209 during the period from June 28, 2017 (date of acquisition) through December 31, 2017. Accrued dividends payable was $209 as of December 31, 2017.

The Company had the following issuances of its Series A preferred stock to Parkview during the period from June 28, 2017 (date of acquisition) through December 31, 2017:

Date	Shares	Net proceeds
June 28, 2017	1,000	$2,800
August 30, 2017	90	252
September 29, 2017	133	372
October 16, 2017	200	560
December 22, 2017	4	10
		$3,994

NOTE F – NOTES PAYABLE

NCC Financial

On April 10, 2015, the Company and NCC entered into a loan agreement, and three subsequent amendments (collectively, the “NCC Loan Agreement”). Pursuant to the NCC Loan Agreement, the Company borrowed a total of $11,900 at a rate of 15%. The NCC Loan Agreement is secured by a First Lien Deed of Trust on three tracts of land totaling approximately 35.1410 acres of land located in San Antonio, Bexar County, Texas. Interest expense of approximately $900 related to the NCC Loan Agreement was recognized and paid during the period from June 28, 2017 (date of acquisition) through December 31, 2017. There was no accrued interest on the note as of December 31, 2017. The outstanding principal of $11,900 was due on December 31, 2017, at which point the NCC Loan Agreement went into default. On February 9, 2018, NCC Loan Agreement was paid in full by the refinancing of the loan with a new lender Bridge Invest 28 LLC (“BI 28”) and there was a release of lien on the land that secured the note. See Note J for information on the loan refinancing.

F-9

Princeton Capital Corporation

On April 10, 2015, the Company and Princeton entered into a loan agreement, and a subsequent modification (collectively, the “Princeton Loan Agreement”). Pursuant to the Princeton Loan Agreement, the Company borrowed a total of $8,000. Payment in Kind (“PIK”) interest is to be paid at a rate of 2%, with cash interest to be paid at 12%. Princeton Loan Agreement is secured by a Second Lien Deed of Trust on three tracts of land totaling approximately 35.1410 acres of land located in San Antonio, Bexar County, Texas. Accrued PIK interest and cash interest on the note was approximately $453 and $2,703, respectively as of December 31, 2017. Outstanding principal of $8,453 is due on April 10, 2018. Interest expense of approximately $729, includes $86 of PIK interest, was recognized during the period from June 28, 2017 (date of acquisition) through December 31, 2017. The Company was in default of the Princeton Loan Agreement throughout 2017. On February 13, 2018, the Princeton Loan Agreement was extended to December 31, 2018 and was released from its lien on one section of the land with all other liens on other property remaining.

Newell Nano Family Limited Partnership

On April 10, 2015, the Company entered into two agreements with Newell Nano Family Limited Partnership and a separate agreement with Newell Commercial Properties (collectively, the “Newell Agreements”) in the purchase of Lot 22, N.C.B. A-17, Newell Salvage Subdivision, in the City of San Antonio, Bexar County, Texas, Plat No. 100223 (“property”). Pursuant to the Newell Agreements, the Company borrowed a total of $2,779 at an interest rate of 1% and default rate of 12%. Interest expense of approximately $182 related to the Newell Loan Agreement was recognized during the period from June 28, 2017 (date of acquisition) through December 31, 2017. Accrued interest on the note was $368 as of December 31, 2017. Principal outstanding of $2,500 and $279 was due on April 10, 2017 and July 10, 2015, respectively. Two of the Newell Agreements with a maturity date of April 10, 2017 were secured by the property. The loans were in default as of December 31, 2017. On February 9, 2018 a release of lien and security interests were executed and the Newell Agreements were satisfied with the return of the property.

NOTE G – COMMITMENTS AND CONTINGENCIES

Legal Proceedings

The Company is a defendant in a legal action arising in the normal course of business. On December 12, 2017, the Company was notified that a third party brought legal proceedings against it in connection with a real estate transaction. The case arises out of the Company’s refusal to refund $550 in earnest money to a third party who entered into a contract with the Company in August 2016 to purchase 2.38 acres of land. The third party is alleging the Company breached its contractual obligation to negotiate certain easements and construction rights regarding an adjacent piece of property. If the Company is unable to resolve this dispute favorably the estimated adverse effect on the Company is expected to be between approximately $250 and $550. As of December 31, 2017, a contingency loss of $250 has been accrued by the Company.

NOTE H - RELATED PARTY TRANSACTIONS

A company owned by the Predecessor of the Company has been retained to perform management, security and maintenance services. Management, security and maintenance expense of approximately $135 was recognized during the period from June 28, 2017 (date of acquisition) through December 31, 2017 included on the Company’s Statement of Operations within general and administrative expenses. The Company paid approximately $54 during the period from June 28, 2017 (date of acquisition) through December 31, 2017 for management, security and maintenance services performed during the period. As of December 31, 2017, the Company accrued $81 for these services.

F-10

NOTE I – INCOME TAXES

As of December 31, 2017, the Company had $3,013 of net loss on a tax basis. The components of deferred tax assets consist of the following:

Loss contingency	$53
NOL carryforwards	1,072

Total deferred tax assets before valuation allowance	1,125

Less: Valuation allowance	(1,125)

Total deferred tax assets	$-

The difference between the Federal statutory tax rate of 35% and the effective tax rate of 0% for 2017 was attributable to the provision of a full valuation allowance. On December 22, 2017, the Tax Cuts and Jobs Act (the “2017 Act”) was signed into law, which includes a broad range of tax reform proposals affecting businesses in the United States of America, including corporate tax rates, business deductions and international tax provisions. One of the key changes to the tax law was the reduction of the corporate tax rate from 35% to 21%.

U.S. GAAP requires deferred tax assets and liabilities to be measured at the tax rates that are expected to apply in the period in which the asset is realized or the liability is settled, based on tax rates that have been enacted by the end of the reporting period.

The primary impact of the 2017 Act on the Company’s tax provision is the reduction of the corporate tax rate from 35% to 21%. As such, the Company re-measured its deferred tax assets and liabilities as of December 31, 2017, utilizing the new Federal income tax rate of 21%.

NOTE J - SUBSEQUENT EVENTS

The Company had the following issuances of its Series A preferred stock to Parkview:

Date	Shares	Net proceeds
January 24, 2018	7	$20
January 31, 2018	9	26
February 1, 2018	8.9	25
February 9, 2018	1,160	3,248
February 9, 2018	3	7
		$3,326

On February 15, 2018, the Company refinanced the NCC Loan Agreement with a new lender BI 28 for a loan agreement (“BI 28 Loan”) with a principal of $11,000 at a rate of 12% to mature on August 8, 2019. Payments of interest are due monthly commencing on March 1, 2018. The BI 28 Loan is secured by a First Lien Deed of Trust on two tracts of land totaling approximately 21.585 acres of land located in San Antonio, Bexar County, Texas.

The Company has evaluated subsequent events through April 2, 2018, which is the date the financial statements were available to be issued.

F-11